STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION


FIRST: That at a meeting of the Board of Directors of Harmonica Acquisition Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered "ONE" so that, as amended, said Article shall be and read as follows:

"The Name of the Corporation is International Surfacing, Inc."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Corporation's sole stockholder approved the proposed amendment in writing without the necessity of holding a meeting in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the capital of the Corporation shall not be reduced under or by reason of this amendment.



                                        BY:
                                           -------------------------------
                                           President


                                           NAME:
                                                ---------------------------
                                                (Type or Print)